Exhibit 99.1

NEWS RELEASE	2017-12

HECLA REPORTS 3.4 MILLION OUNCES OF SILVER AND

56,113 OUNCES OF GOLD PRODUCTION

Cash and Cash-Like Cash Investments Now $213 Million; a $14 Million Increase Over Year-End

FOR IMMEDIATE RELEASE

April 20, 2017

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced preliminary production, operating costs and cash balance for the first quarter of 2017.¹

FIRST QUARTER 2017 HIGHLIGHTS (Preliminary Results)

●	Silver production of 3.4 million ounces; gold production of 56,113 ounces.

●	Silver equivalent production of 10.6 million ounces or gold equivalent production of almost 151,000 ounces.[2]

●	Lead production of 8,636 tons; zinc production of 15,537 tons.

●

Cost of sales and other direct production costs and depreciation, depletion and amortization (“cost of sales”) of $107.6 million, an increase over 2016 reflecting open pit production from Casa Berardi.

●	Silver cash cost, after by-product credits, per ounce of $0.84, the lowest in over five years and below our full year estimate of $2.75.[3]

●

Cash, cash equivalents and short-term investments of approximately $213 million at March 31, 2017, an increase of about $14 million for the quarter compared to a $21 million decline in the first quarter, 2016.

“The first quarter production at Greens Creek and San Sebastian exceeded our expectations, more than offsetting the shortfall at Lucky Friday due to a strike by the union workers,” said Phillips S. Baker, Jr., President and CEO. “While our cost of sales increased over last year due to the higher throughput from the Casa Berardi open pit operations, our cash cost, after by-product credits, declined 73% over the first quarter 2016 to $0.84 per silver ounce. This strong operating performance allowed us to add $14 million of cash since the end of the year, marking the fourth consecutive quarter of increasing cash balances.”

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

OPERATIONS OVERVIEW

Overview

The following table provides a summary of the production, cost of sales, and cash cost, after by-product credits, per silver and gold ounce, for the first quarter ended March 31, 2017 (preliminary) and 2016 (actual).

First Quarter Ended March 31, 2017			Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
(Preliminary)	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	3,369,426	56,113	1,929,297	14,022	680,782	35,807	8,544	750,803	6,284

Increase/(decrease)	(27)%	1%	(22)%	(12)%	(30)%	18%	22%	(38)%	(33)%

Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	$65,162	$42,466	$43,996	N/A	$14,543	$42,466	N/A	$6,623	N/A

Cash costs, after by-product credits, per silver or gold ounce [3,4]	$0.84	$886	$0.65	N/A	$5.93	$886	N/A	$(3.27)	N/A

First Quarter Ended March 31, 2016			Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
(Actual)	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	4,642,704	55,688	2,458,276	15,981	977,084	30,378	7,005	1,200,339	9,329

Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	$71,036	$29,159	$44,854	N/A	$18,505	$29,159	N/A	$7,677	N/A

Cash costs, after by-product credits, per silver or gold ounce [3,4]	$3.16	$781	$3.96	N/A	$9.05	$781	N/A	$(3.26)	N/A

Greens Creek

At the Greens Creek mine, 1.9 million ounces of silver and 14,022 ounces of gold were produced in the first quarter, compared to 2.5 million ounces and 15,981 ounces, respectively, in the first quarter 2016. Lower silver and gold production was expected and principally due to lower grades than the prior period. The mill operated at an average of 2,190 tons per day (tpd) in the first quarter, in-line with the first quarter, 2016.

The cost of sales for the first quarter was $44.0 million, and the cash cost, after by-product credits, per silver ounce, was $0.65, compared to $44.9 million and $3.96, respectively, for the first quarter 2016.5 The per ounce silver costs were lower primarily due to higher base metals prices and fewer ounces of silver production.

Lucky Friday

At the Lucky Friday mine, 680,782 ounces of silver were produced in the first quarter, compared to 977,084 ounces in the prior year period. The decrease in silver production was due to the strike by the union workers since March 13.

The cost of sales for the first quarter was $14.5 million and the cash cost, after by-product credits, per silver ounce was $5.93, compared to $18.5 million and $9.05, respectively, for the first quarter of 2016, with the decrease in cash cost, after by-product credits, per silver ounce primarily due to higher base metals prices and fewer silver ounces produced.3

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Casa Berardi

At the Casa Berardi mine, 35,807 ounces of gold were produced in the first quarter, including 7,157 ounces from the East Mine Crown Pillar (EMCP) pit, compared to 30,378 ounces in the prior year period, primarily due to higher throughput. The mill operated at an average of 3,263 tpd in the first quarter, an increase of 37% over the first quarter 2016.

The cost of sales was $42.5 million for the first quarter and the cash cost, after by-product credits, per gold ounce was $886, compared to $29.2 million and $781, respectively, in the prior year period, with the increase in cash cost, after by-product credits, per gold ounce partly due to the expensing of stripping costs for the new EMCP pit.4

San Sebastian

At the San Sebastian mine, 750,803 ounces of silver and 6,284 ounces of gold were produced in the first quarter, compared to 1,200,339 ounces and 9,329 ounces in the prior year period. The lower silver and gold production was expected as the mine moved from East Francine to Middle and North veins, resulting in lower grades. The mill operated at an average of 407 tpd in the first quarter, an increase of 19% over the first quarter 2016.

The cost of sales was $6.6 million for the first quarter and the cash cost, after by-product credits, was negative $3.27 per silver ounce, compared to $7.7 million and negative $3.26, respectively, in the first quarter 2016.3 The strong cash cost, after by-product credits, performance continues to be due to the silver grade, which, despite being lower than the prior period is still strong, as well as significant gold production, which is used as a by-product credit.

The Company has the mill leased for 2018 and expects to transition from open pit to underground mining by the end of 2017. The ramp is under construction to connect the new portal to the existing workings, which are also being rehabilitated. Recent definition drilling on the Middle Vein has shown better continuity of high-grade within reserve area, and exploration drilling continues to define new high grade material in the vicinity of the mine along the Middle and East Francine veins.

CONFERENCE CALL AND WEBCAST MAY 8, 2017

Hecla expects to report first quarter 2017 financial results on May 8, 2017. A conference call and webcast will be held on May 8 at 10 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international by dialing 1-720-634-2922. The participant passcode is HECLA. Hecla’s live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(1) See cautionary statement regarding preliminary statements at the end of this release.

(2) Silver or gold equivalent production includes silver, gold, lead and zinc production from Lucky Friday, Greens Creek, San Sebastian and Casa Berardi converted using average realized prices for the quarter or year. Silver and gold equivalent calculations are based on the following prices: $17.42 for Ag, $ 1,219 for Au, $ 1.03 for Pb, and $ 1.26 for Zn.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

(3) Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of this release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mines versus those of our competitors.  As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other primary silver mining companies.  With regard to Casa Berardi, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines.  Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive compensation program.

(4) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek and San Sebastian is treated as a by-product credit against the silver cash cost.

Cautionary Statements Regarding Preliminary Results

All measures of the Company's first quarter 2017 operating and financial results contained in this news release, including cash, cash equivalents and short-term investments, are preliminary and reflect the Company’s expected first quarter 2017 results as of the date of this news release. Actual reported first quarter 2017 results are subject to management's final review as well as review by the Company's independent registered public accounting firm and may vary significantly from those expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding estimates of silver production for the first quarter of 2017 on a consolidated basis and at each of the Greens Creek, Lucky Friday and San Sebastian mines, first quarter 2017 gold production at Casa Berardi. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mike Westerlund

Vice President – Investor Relations

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits, Per Ounce (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of Cash Cost, Before By-product Credits, per Ounce and Cash Cost, After By-product Credits, per Ounce for our operations at the Greens Creek, Lucky Friday, San Sebastian and Casa Berardi units for the three-month periods ended March 31, 2017 and 2016.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. It also allows us to benchmark the performance of each of our mines versus those of our competitors. As a primary silver mining company, we also use the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare our performance with that of other primary silver mining companies. With regard to Casa Berardi, we use Cash Cost, After By-product Credits, per Gold Ounce to compare its performance with other gold mines. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits, per Ounce includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies. Cash Cost, After By-product Credits, per Ounce provides management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use this measurement for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of this non-GAAP measure is the same as that reported by other mining companies.

The Casa Berardi section below reports Cash Cost, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

In thousands (except per ounce amounts)	Three Months Ended March 31, 2017
	Greens Creek	Lucky Friday(2)	San Sebastian	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$43,996	$14,543	$6,623	$65,162	$42,466	$107,628
Depreciation, depletion and amortization	(13,333)	(2,433)	(673)	(16,439)	(12,514)	(28,953)
Treatment costs	14,131	3,817	225	18,173	571	18,744
Change in product inventory	3,265	(149)	(380)	2,736	1,381	4,117
Reclamation and other costs	(385)	(182)	(590)	(1,157)	(17)	(1,174)
Cash Cost, Before By-product Credits (1)	47,674	15,596	5,205	68,475	31,887	100,362
By-product credits:
Zinc	(23,779)	(4,060)		(27,839)		(27,839)
Gold	(14,852)		(7,657)	(22,509)		(22,509)
Lead	(7,782)	(7,496)		(15,278)		(15,278)
Silver					(147)	(147)
Total By-product credits	(46,413)	(11,556)	(7,657)	(65,626)	(147)	(65,773)
Cash Cost, After By-product Credits	$1,261	$4,040	$(2,452)	$2,849	$31,740	$34,589
Divided by ounces produced	1,929	681	751	3,361	36
Cash Cost, Before By-product Credits, per Ounce	$24.71	$22.90	$6.93	$20.37	$890.53
By-product credits per ounce	(24.06)	(16.97)	(10.20)	(19.53)	(4.11)
Cash Cost, After By-product Credits, per Ounce	$0.65	$5.93	$(3.27)	$0.84	$886.42

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

In thousands (except per ounce amounts)	Three Months Ended March 31, 2016
	Greens Creek	Lucky Friday(2)	San Sebastian	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$44,854	$18,505	$7,677	$71,036	$29,159	$100,195
Depreciation, depletion and amortization	(13,601)	(3,004)	(769)	(17,374)	(8,501)	(25,875)
Treatment costs	15,638	5,334	(9)	20,963	171	21,134
Change in product inventory	1,640	(21)	340	1,959	3,118	5,077
Reclamation and other costs	(398)	(166)	(41)	(605)	(111)	(716)
Cash Cost, Before By-product Credits (1)	48,133	20,648	7,198	75,979	23,836	99,815
By-product credits:
Zinc	(15,684)	(3,133)		(18,817)		(18,817)
Gold	(16,340)		(11,116)	(27,456)		(27,456)
Lead	(6,384)	(8,673)		(15,057)		(15,057)
Silver					(103)	(103)
Total By-product credits	(38,408)	(11,806)	(11,116)	(61,330)	(103)	(61,433)
Cash Cost, After By-product Credits	$9,725	$8,842	$(3,918)	$14,649	$23,733	$38,382
Divided by ounces produced	2,458	977	1,200	4,635	30
Cash Cost, Before By-product Credits, per Ounce	$19.58	$21.13	$6.00	$16.39	$784.66
By-product credits per ounce	(15.62)	(12.08)	(9.26)	(13.23)	(3.39)
Cash Cost, After By-product Credits, per Ounce	$3.96	$9.05	$(3.26)	$3.16	$781.27

(1)

Includes all direct and indirect operating costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, after by-product revenues earned from all metals other than the primary metal produced at each unit.

(2)

The unionized employees at Lucky Friday have been on strike since March 13, 2017, and production at Lucky Friday has been suspended since that time. Costs related to the suspension period totaling approximately $1.6 million in the first quarter of 2017 have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, and Cash Cost, After By-product Credits.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com